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                                                                   EXHIBIT 10.12


                        [APPROPRIATE COMPANY LETTERHEAD]
         [PENNZOIL-QUAKER STATE COMPANY BENEFITS ACCELERATION AGREEMENT]


                                     (DATE)




PERSONAL & CONFIDENTIAL

(NAME)
(ADDRESS)

Dear (NAME):


                  You have previously been or may be designated a participant in the Pennzoil-Quaker State Company Supplemental Life Insurance Plan (the "Supplemental Life Insurance Plan"), a Company medical benefits plan and any current and future stock option plans of the Company. In addition, you are eligible to participate in the Pennzoil-Quaker State Company Savings and Investment Plan (the "Savings and Investment Plan"). Your designation as a participant or an eligible participant and participation in these plans has been and is intended by the Company as additional compensation. The Company intends that you not be unfairly deprived of the opportunity to fulfill service and age prerequisites to entitlement to receipt of benefits in the described plans because of or in connection with a change in control of the Company.

                  Accordingly, in consideration of your agreement to remain in continued employment with the Company or its subsidiaries as (POSITION), or in such other executive capacity as may be determined from time to time by the Board of Directors of the Company and your agreement to devote your normal working time to the business interests and activities of the Company and to perform the duties and responsibilities assigned to you by the Board of



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Directors to the best of your ability and with reasonable diligence, in the event of a change in control of the Company, you will be entitled to the cash payments described in Section I below. In addition, in the event that your employment is terminated upon or within six months following the Effective Date of such change in control, you will be entitled to the continued life insurance, medical benefits and cash payments described in Section II below.

                 For purposes of this Agreement, a change in control shall conclusively be deemed to have occurred (i) if the Board of Directors of the Company determines by resolution that a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise, has occurred, or (ii) upon the occurrence of an event specified for such purposes as a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise, by resolution of the Board of Directors adopted not more than 60 days prior to the occurrence of such event. The Effective Date of a change in control shall be (a), in the case of such a change in control determined as specified in clause (i) of the preceding sentence, the date (not more than 30 days prior to the date on which the Board of Directors makes the determination) the Board of Directors determines as the date on which the change in control has occurred, or
(b), in the case of such a change in control determined as specified in clause
(ii) of the preceding sentence, the date of occurrence of the event specified by the Board of Directors as constituting such change in control.

                  I. In the event that a change in control as defined in this Agreement occurs, you will receive from the Company forthwith cash payments equal to the amount determined by

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adding, for each share of Common Stock of the Company as to which a nonqualified
Option granted you under any stock option plan of the Company is not exercisable on the Effective Date, the excess of the Value (as hereinafter defined) of such Common Stock over the option price of such share; provided, however, that to the extent any such Option has become exercisable and been exercised before the amount described in this subparagraph is paid to you, you shall not receive any payment under this Section I in lieu of such Option.

                  II. In the event that your employment with the Company is terminated, whether voluntarily or involuntarily for any reason other than death, upon or within six months following the Effective Date:

                  1. You will receive from the Company forthwith a cash payment equal to the sum of the cash and the Value (as hereinafter defined) of the Common Stock of the Company credited to your accounts maintained pursuant to the Savings and Investment Plan that are not vested on the date of your termination of employment.

                  2. Both the life insurance coverage provided you under the Supplemental Life Insurance Plan in effect on the Effective Date and the medical benefits coverage provided you, your spouse and dependents under the Company's medical benefits plan in which you are participating as of the Effective Date (as in effect on the Effective Date) shall be continued for one year after your termination date.

                  For purposes of this Agreement, the Value of a share of Common Stock of the Company shall mean the amount determined to be the fair value per share thereof by the Board of Directors of the Company in the resolution or resolutions adopted by it determining that a change in control has occurred or will occur upon the occurrence of an event specified as a change in control, or, in the absence of any such determination of fair value by the Board of


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Directors, the average of the closing prices per share of the Common Stock on the New York Stock Exchange Composite Tape during the ten trading days immediately prior to the Effective Date. In the event the Board of Directors determines the fair value, the amount so determined shall be not less than the ten-day average price computed in accordance with the preceding sentence and not in excess of an amount (assuming that such amount is in excess of such ten-day average) equal to the highest consideration paid for the Common Stock in any offer to the holders thereof made as a part or in connection with the transaction or transactions resulting in the change in control.

                  If you find that this Agreement accurately describes the agreement between Pennzoil-Quaker State Company and you concerning certain of your employee benefits, please sign two copies of this Agreement and return one to the Company, whereupon this letter shall constitute a binding agreement between Pennzoil-Quaker State Company and you.

                This letter Agreement shall be effective as of (EFFECTIVE_DATE).

                                              Very truly yours,

                                              PENNZOIL-QUAKER STATE COMPANY


                                              By:
                                                 -------------------------------
                                                      James W. Shaddix
                                                      General Counsel

Accepted and Agreed to this
       day of
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